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Exhibit 10.6

July 31, 2002

VIA FEDERAL EXPRESS

Ms. Michelle Moratti
21 Jean Court
Greenlawn, New York 11740

Dear Michelle,

        This letter agreement confirms the agreement between TenFold Corporation ("TenFold") and Michelle Moratti ("Employee") to amend the Employment Agreement, entered into as of August 1, 2001 and amended on January 29, 2002, between TenFold and Employee (the "Agreement"), as follows (capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement):

        Within five (5) business days of the mutual execution of this letter agreement, TenFold will pay Employee a one-time, lump-sum payment of one hundred thousand dollars ($100,000) (the "Retention Bonus"), reduced by applicable withholdings. Employee agrees that she will repay to TenFold the Retention Bonus in the event (i) that Employee voluntarily terminates her employment with TenFold for any reason and at any time prior to August 1, 2003; or (ii) that Employee engages in any interviews with another employer or accepts employment from another employer at any time prior to June 1, 2003; or (iii) that Employee's employment with TenFold is terminated for cause, as defined in the Agreement, at any time prior to August 1, 2003. Upon the occurrence of any of the above listed events, the entire Retention Bonus shall become immediately due and payable to TenFold, without notice or demand. If Employee does not repay the Retention Bonus when due, and in addition to all other rights and remedies of TenFold, the Retention Bonus shall bear interest from the date thereof at a rate of the lower of twenty percent (20%) per annum and the highest amount allowed by applicable law. Employee hereby waives demand, presentment, protest, notice of protest and notice of dishonor, and agree to pay all costs of collection, including reasonable attorneys' fees. Notwithstanding anything in this letter agreement to the contrary, TenFold agrees that Employee will have no obligation to repay the Retention Bonus following the discovery of either or both of the following events, provided such events occurred after the date of this letter agreement and before August 1, 2003: (a) failure by TenFold to meet Employee's scheduled payroll payments; or (b) any other material breach of the Agreement by TenFold that has not been remedied within thirty (30) days after receipt of written notice from Employee, which written notice shall state in particularity the nature of the alleged material breach of the Agreement by TenFold.

        Employee agrees to hold strictly confidential the terms and conditions of this letter agreement, except for disclosure to Employee's legal and financial advisors, her spouse and immediate family members, each of whom shall be instructed by Employee to maintain the terms of this letter agreement in strict confidence.

        In addition, and in consideration for the Retention Bonus offered to Employee in this Agreement, Employee, for herself and all persons claiming by, through or under Employee, hereby absolutely, irrevocably and unconditionally release TenFold and each of its affiliates, employees, officers, directors, shareholders, and agents (collectively the "TenFold Parties") from any and all claims against the TenFold Parties whatsoever that Employee had, has, or may have with respect to any period prior to the date of this letter agreement, directly or indirectly arising from or relating to Employee's employment relationship with TenFold, including, but not limited to, any claim relating to any and all liabilities, debts, demands, contracts, promises, agreements, claims, causes of action, injuries, costs, attorneys' fees, salary, compensation, benefits (not including unused vacation or holiday time) and/or damages or any kind or character arising under or from any state or federal statute, local ordinance or common law.

        Employee acknowledges that she (i) has been specifically advised to consult with an attorney regarding this letter agreement before agreeing to and signing it, (ii) has read and fully understand the language and meaning of this letter agreement, (iii) has executed this letter agreement voluntarily and of her own free will, and (iv) is knowingly and voluntarily releasing and waiving all claims Employee may have against the TenFold Parties.

        Except as expressly amended by this letter agreement, the Agreement shall remain in full force and effect in accordance with its terms. All references to the Agreement in the Agreement or any other document executed or delivered in connection therewith shall, from and after the effective date of this letter agreement, be deemed to be references to the Agreement, as amended hereby, unless the context expressly requires otherwise.

        Please acknowledge your agreement to the terms of this letter agreement by countersigning this letter agreement in the space provided below and returning one original to TenFold. The other original is for your retention.

Sincerely,

/s/ Nancy M. Harvey

Nancy M. Harvey
President and CEO, TenFold Corporation

        ACKNOWLEDGED AND AGREED TO this            day of August, 2002:

/s/ MICHELLE MORATTI Michelle Moratti

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  Exhibit 10.6